CONFLUENCE INVESTMENT MANAGEMENT LLC

PROXY VOTING POLICY

1. Introduction

As a registered investment adviser, Confluence Investment Management LLC (“Confluence”) has a fiduciary duty to act solely in the best interests of its clients. If the client is a registered investment company under the Investment Company Act of 1940 or the client requests Confluence to do so in writing, Confluence will vote proxy materials for its clients.

In cases where the discretionary client has delegated proxy voting responsibility and authority to Confluence, Confluence has adopted and implemented the following policies and procedures, which it believes are reasonably designed to ensure that proxies are voted in the best interests of its clients. In pursuing this policy, proxies should be voted in a manner that is intended to maximize value to the client. In situations where Confluence accepts such delegation and agrees to vote proxies, Confluence will do so in accordance with these Policies and Procedures. Confluence may delegate its responsibilities under these Policies and Procedures to a third party, provided that no such delegation shall relieve Confluence of its responsibilities hereunder and Confluence shall retain final authority and fiduciary responsibility for such proxy voting.

Investment advisers registered with the SEC, and which exercise voting authority with respect to client securities, are required by Rule 206(4)-6 of the Advisers Act to (a) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser’s interests and those of its clients; (b) disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; (c) describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients; and (d) maintain certain records relating to the adviser’s proxy voting activities when the adviser does have proxy voting authority.

2. Voting Guidelines

Confluence has adopted the Broadridge Proxy Policies and Insights Shareholder Value (“Proxy Policies and Insights”) to determine how each issue on proxy ballots is to be voted. The Proxy Policies and Insights is incorporated herein by this reference, and a copy of the Proxy Policies and Insights, as may be revised from time to time, is maintained with Confluence’s proxy voting policy.

The Proxy Policies and Insights seeks to maximize shareholder value in proxy voting. While the Proxy Policies and Insights is created using voting trends of the top 10 fund families that also 2 seek to maximize shareholder value, Confluence seeks to review the template no less frequently than annually (and make revisions when necessary) to better enhance the shareholder’s value maximization objective. Proxy statements will be voted in accordance with this template unless:

•	Confluence determines it has a conflict,
•	Confluence investment team determines there is a valid reason not to follow the Proxy Policies and Insights recommendation, or
•	No recommendation is provided by Proxy Policies and Insights, in which case Confluence will independently determine how a particular issue is to be voted and will document that determination for the record.

In the event proxy ballots are received with respect to debt securities, Confluence will vote on a case by case basis in a manner it believes to be in the best economic interest of clients.

Any decision to override the PPI on a particular ballot issue must receive approval by the relevant CIO or his/her delegate (typically a Director of Research). The reason for not following the Proxy Policies and Insights must be documented for recordkeeping purposes.

Confluence may determine not to vote a particular proxy, if the costs and burdens exceed the benefits of voting (e.g., when securities are subject to loan or to share blocking restrictions) or if a determination is made that not voting is in the best interest of the client.

3. Responsibility

Confluence utilizes Broadridge Financial Solutions, Inc. (“Broadridge”), an outsourcing provider to the global financial services industry, to coordinate, process, manage and maintain electronic records of Confluence proxy votes.

Confluence has adopted the Broadridge Proxy Policy and Insights. It is the responsibility of the Proxy Committee to at least annually, review the Proxy Policies and Insights for continued relevancy. Confluence is responsible for responding to any corporate actions as well as address any proxy ballot issues for which a recommendation is not provided by Proxy Policy and Insights.

Confluence compliance is responsible for maintaining this policy, reviewing it at least annually, and updating it as required.

All client accounts are to be directed to Broadridge in order for proxy ballots to be listed and voted on Broadridge’s Proxy Edge system. Occasionally, however, proxy ballots are forwarded directly to Confluence, which must then vote the proxy ballots independent of the Proxy Edge 3 system. Confluence is not responsible for voting proxies it does not receive, but will make reasonable efforts to obtain missing proxies.

4. Registered Investment Companies

In cases in which the client is a registered investment company under the Investment Company Act of 1940 and the client delegates proxy voting, Confluence will vote proxies pursuant to this policy. Where Confluence acts as a sub-adviser of a closed-end fund that invests in other investment company securities, Confluence (as required) will vote such proxies in the same proportion as the vote of all other shareholders of the fund (i.e. “echo vote” or ‘mirror vote”), unless otherwise required by law. When required by law, Confluence will also echo vote proxies of securities in unaffiliated investment vehicles. For example, section 12(d)(1)(F) of the Investment Company Act of 1940 requires echo voting of registered investment companies that sub-advise or manage securities of other registered investment companies.

5. Conflicts of Interest

In the event an employee determines that Confluence has a conflict of interest due to, for example, a relationship with a company or an affiliate of a company, or for any other reason which could influence the advice given, the employee will advise the Chief Compliance Officer and the Proxy Committee, and the Proxy Committee will decide whether Confluence should either (1) disclose to the client the conflict to enable the client to evaluate the advice in light of the conflict or (2) disclose to the client the conflict and decline to provide the advice.

Confluence shall use commercially reasonable efforts to determine whether a potential conflict may exist, and a potential conflict shall be deemed to exist only if one or more members of the Confluence Investment Committee (on which the Chief Investment Officer is a member) knows or should have known of the conflict. Confluence is sensitive to conflicts of interest that may arise in the proxy decision-making process and has identified the following potential conflicts of interest:

•	A principal of Confluence or any person involved in the proxy decision-making process currently serves on the Board of the portfolio company.

•	An immediate family member of a principal of Confluence or any person involved in the proxy decision-making process currently serves as a director or executive officer of the portfolio company.

•	Confluence or any affiliate holds a material ownership interest in the portfolio company.

This list is not intended to be exclusive. All employees are obligated to disclose any potential conflict to Confluence’s Chief Compliance Officer.

If a material conflict is identified, Confluence management may (i) disclose the potential conflict to the client and obtain consent; or (ii) establish an ethical wall or other informational barriers between the person(s) that are involved in the conflict and the persons making the voting decisions.

Confluence will resolve identified conflicts of interest in the best interest of the client.

6. Oversight of Third Parties

Annually, the Proxy Policies and Insights will be reviewed by the Proxy Committee. Annually, Confluence compliance will request documents necessary to evaluate Broadridge’s continuing ability to adequately provide services to Confluence and its clients (e.g. SOC-1 report).

Confluence will perform periodic review of Broadridge through reports available on the Broadridge Proxy Edge site.

7. Client Requests for Information

All client requests for information regarding proxy votes, or policies and procedures, received by any employee should be forwarded to Confluence compliance. Confluence compliance will prepare a written response to the client with the information requested.

8. Disclosure

•	Confluence will provide required disclosures in response to Item 17 of Form ADV Part 2A summarizing this proxy voting policy and procedures, including a statement that clients may request information regarding how Confluence voted client’s proxies;
•	Confluence will also disclose how clients may obtain a copy of the firm’s proxy voting policies and procedures, however Confluence will not disclose how proxies were voted to third-party non-clients, and;
•	Confluence shall make known its proxy voting policy in its advisory agreement or along with its advisory agreement.

9. Recordkeeping

The Chief Compliance Officer or his/her designate is responsible for maintaining the following records, however Confluence may rely on its third-party service provider to retain certain records:

•	proxy voting policies and procedures;

•	proxy statements (provided, however, that Confluence may rely on the Securities and Exchange Commission’s EDGAR system if the issuer filed its proxy statements via EDGAR or may rely on a third party as long as the third party has provided Confluence with a copy of the proxy statement promptly upon request);

•	records of electronic votes cast and abstentions; and

•	any records prepared by Confluence that were material to a proxy voting decision or that memorialized a decision.

Policy:
Revised: 2019-12-31